090503

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	20150361473-82
Barbara K. Cegavske	Filing Date and Time
Secretary of State	08/12/2015 8:15 AM
State of Nevada	Entity Number
	E0120782005-6

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

Quint Media Inc.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☒ The authorized shares have been amended.

☐ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☒ Articles have been added.

☒ Articles have been deleted.

☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional) Date: ______ Time: ______
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ONCBIOMUNE PHARMACEUTICALS, INC.

ARTICLE 1 - NAME

The name of the Corporation is OncBioMune Pharmaceuticals, Inc.

ARTICLE 2 - REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Nevada is 311 S. Division St., Carson City, NV 89703. The name of the Corporation's registered agent at such address is National Registered Agents Inc. of NV.

ARTICLE 3 - PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes (the "**NRS**").

ARTICLE 4 - CAPITAL STOCK

Section 4.1 Authorized Capital Stock. The aggregate number of shares that the Corporation will have authority to issue is Five Hundred Twenty Thousand (520,000,000), of which Five Hundred Thousand (500,000,000) shares will be common stock, with a par value of $0.0001 per share ("**Common Stock**"), and Twenty Million (20,000,000) shares will be preferred stock, with a par value of $0.0001 per share ("**Preferred Stock**").

The Preferred Stock may be divided into and issued in series. The Board of Directors of the Corporation is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and this Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following:

(a) The rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b) Whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of voluntary or involuntary liquidation;

(d) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

(f) Voting powers, if any, provided that if any of the Preferred Stock or series thereof shall have voting rights, such Preferred Stock or series may have super voting rights and shall vote with the Common Stock on all matters, including but not limited to the election of directors.

(g) Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to dividends or upon liquidation) in respect of Common Stock, or other class of stock junior the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, payable to holder of Preferred Stock for the current period and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payments, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to received, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of such Preferred Stock plus, if so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, the lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

Section 4.2. Reverse Stock Split. On the effective date of these Amended and Restated Articles of Incorporation, the Corporation will effect a reverse stock split (the "**Reverse Stock Split**") of its outstanding common stock pursuant to which every 138.72919666667 issued and outstanding shares of the Corporation's common stock, par value $0.0001 per share (the "**Old Common Stock**") shall be reclassified and converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share (the "**New Common Stock**"). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby. No cash will be paid or distributed as a result of aforementioned Reverse Stock Split, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to a whole share.

ARTICLE 5 - DIRECTORS

Section 5.1. Number, Election and Terms of Directors. (a) Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, if any, (i) the number of the directors of the Corporation will not be less than one, and (ii) subject to clause (i), the authorized number of directors may be determined from time to time only by a vote of a majority of the total number of directors then in office. Election of directors need not be by written ballot. Directors shall be elected to hold office for a term of one year, with the term of office expiring on the date of the next annual meeting of stockholders.

Section 5.2. Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors must be given in the manner provided in the Bylaws of the Corporation.

Section 5.3. Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, any director may

be removed from office by the stockholders with or without cause, by the affirmative vote of the holders of not less than two-thirds of the voting power of all issued and outstanding shares of voting stock entitled to vote in connection with the election of such director. Failure of an incumbent director to be nominated to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

Section 5.4 No Cumulative Voting. At each election for directors, every stockholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such stockholder for as many persons as there are directors to be elected. No cumulative voting for directors, however, shall be permitted.

ARTICLE 6 - ACQUISITION OF CONTROLLING INTEREST

The Corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive.

ARTICLE 7 - COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

ARTICLE 8 - AMENDMENTS

The Board of Directors, without the necessity of stockholder vote, shall have the authority to amend or repeal these Articles of Incorporation to the fullest extent allowable by the NRS. Where a stockholder vote is required, the affirmative vote of the holders of at least a majority of the quorum, voting together as a single class, is required to amend or repeal these Articles of Incorporation.

The Board may make, amend and repeal the Bylaws of the Corporation. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) in the manner provided in the Bylaws of the Corporation. Notwithstanding the prior sentence, the Bylaws may also be amended or repealed by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than 75% of the voting power of all outstanding shares of voting stock, regardless of class and voting together as a single class.

ARTICLE 9 - LIMITATION OF DIRECTORS' LIABILITY

To the fullest extent permitted by the NRS or any other applicable laws as presently or hereafter in effect, no member of the Board shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director with respect to any acts or omissions in the performance of his or her duties as a member of the Board. No amendment to or repeal of this Article 9 shall apply to or have any effect on the liability or alleged liability of any member of the Board for or with respect to any acts or omissions of such member occurring prior to such amendment or repeal.

ARTICLE 10 - INDEMNIFICATION

Section 10.1. Right to Indemnification. The Corporation shall indemnify to the fullest extent permitted by the NRS, as it now exists or may be amended, any current or former director or officer of the Corporation who is made, or threatened to be made, a party to or is otherwise involved in an action, suit or proceeding, whether civil, criminal, administrative, investigative or other (including an action, suit or proceeding by or in the right of the Corporation) (collectively, a "**proceeding**"), by reason of the fact that such person is or was a director or officer of the Corporation or an administrator or fiduciary with respect to any employee benefit plan of the Corporation, or serves or served at the request of the Corporation as a director, officer, employee or agent, or as an administrator or fiduciary of an employee benefit plan, of

another corporation, partnership, joint venture, trust or other enterprise (a "**beneficiary**") against all expense, liability and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974, as amended (or comparable non-U.S. law), excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such beneficiary in connection therewith; **except** that the Corporation shall indemnify any such beneficiary in connection with a proceeding (or part thereof) initiated by such beneficiary only if such proceeding (or part thereof) was authorized by the Board or is initiated to enforce a beneficiary's rights under this Section 10.1 or Section 10.2. No amendment to this Article 10 that limits the Corporation's obligation to indemnify any person shall have any effect on such obligation for any act or omission that occurs prior to the later of the effective date of the amendment or the date notice of the amendment is given to the person.

Section 10.2. Right to Advancement of Expenses. The rights granted under Section 10.1 shall include the right to be paid by the Corporation the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such proceeding in advance of its final disposition (an "**advancement of expenses**"); **except** that, if the NRS so requires, an advancement of expenses incurred by an beneficiary in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such beneficiary, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking , by or on behalf of such beneficiary, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such beneficiary is not entitled to be indemnified for such expenses under this Section 10.2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 10.1 and 10.2 shall be contract rights and such rights shall continue as to a beneficiary who has ceased to be a director or officer and shall inure to the benefit of the beneficiary's heirs, executors and administrators. No amendment to this Article 10 that limits the Corporation's obligation regarding advancement of expenses shall have any effect on that right for a claim arising out of an act or omission that occurs prior to the date of the amendment.

Section 10.3. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or an administrator or fiduciary with respect to any employee benefit plan to the fullest extent of the provisions of this Article 10 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 10.4. Non-Exclusivity of Rights. Any indemnification or advancement of expenses made pursuant to this Article 10 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, these Amended and Restated Articles of Incorporation, the Bylaws or any agreement, vote of stockholders or disinterested directors or otherwise.

Corporation to the Corporation or the Corporation's stockholders, (iii) an action asserting a claim arising pursuant to any provision of the NRS, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Nevada, in all cases subject to the court's having personal jurisdiction over the indispensable parties named as defendants.

ARTICLE 12 - DURATION

The duration of the Corporation's existence shall be perpetual.

ARTICLE 13 - NO PREEMPTIVE RIGHTS

No preemptive rights to acquire additional securities issued by the Corporation shall exist with respect to shares of stock or securities convertible into shares of stock of the Corporation, except to the extent otherwise provided by contract.

The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power have voted in favor of these Amended and Restated Articles of Incorporation is 74.2%.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation as of August 11, 2015.

By: */s/ Constantin Dietrich*
Name: Constantin Dietrich
Title: President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer